                                                                  Exhibit (c)(3)










                              ASSET PURCHASE AGREEMENT

                                      BETWEEN

                          ARTISTIC GREETINGS INCORPORATED

                                        AND

                            ARTISTIC DIRECT INCORPORATED

                                ____________________

                           DATED AS OF DECEMBER 21, 1997

                                ____________________

                                  TABLE OF CONTENTS

                                                                            PAGE

                                     ARTICLE I
                                 PURCHASE AND SALE

Section 1.1    The Asset Purchase. . . . . . . . . . . . . . . . . . . . . . .1
Section 1.2    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . .2
Section 1.3    Assumption of Liabilities . . . . . . . . . . . . . . . . . . .2
Section 1.4    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Section 1.5    Further Assurances. . . . . . . . . . . . . . . . . . . . . . .3
Section 1.6    FMV Schedule. . . . . . . . . . . . . . . . . . . . . . . . . .3
Section 1.7    Intellectual Property LLC . . . . . . . . . . . . . . . . . . .3
Section 1.8    Purchase Price Adjustments. . . . . . . . . . . . . . . . . . .3
Section 1.9    Allocation of Certain Joint Liabilities . . . . . . . . . . . .3

                                     ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF ADI

Section 2.1    Organization and Qualification  . . . . . . . . . . . . . . . .3
Section 2.2    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Section 2.3    No Violations, Etc. . . . . . . . . . . . . . . . . . . . . . .4
Section 2.4    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Section 2.5    Financing . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Section 2.6    No Other Representations or Warranties  . . . . . . . . . . . .5

                                    ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ARTISTIC

Section 3.1    Organization and Qualification  . . . . . . . . . . . . . . . .5
Section 3.2    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Section 3.3    No Violations, Etc. . . . . . . . . . . . . . . . . . . . . . .5
Section 3.4    Board Recommendation  . . . . . . . . . . . . . . . . . . . . .6
Section 3.5    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Section 3.6    No Other Representations or Warranties  . . . . . . . . . . . .6

                                     ARTICLE IV
                     COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1    Conduct of Business . . . . . . . . . . . . . . . . . . . . . .6
Section 4.2    Other Potential Bidders . . . . . . . . . . . . . . . . . . . .8
Section 4.3    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . .9

                                     ARTICLE V
                               ADDITIONAL AGREEMENTS

Section 5.1    Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .9
Section 5.2    Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . .9

                                                                            PAGE

Section 5.3    Intentionally Omitted . . . . . . . . . . . . . . . . . . . . 10
Section 5.4    Financing . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Section 5.5    Artistic and ADI Indemnification  . . . . . . . . . . . . . . 10
Section 5.6    Public Announcements  . . . . . . . . . . . . . . . . . . . . 12
Section 5.7    Sales and Transfer Taxes  . . . . . . . . . . . . . . . . . . 12
Section 5.8    Access to Information . . . . . . . . . . . . . . . . . . . . 12
Section 5.9    Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . 13
Section 5.10   Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . 13
Section 5.11   Transition Services Agreement, Etc. . . . . . . . . . . . . . 13
Section 5.12   Employee Relations and Benefits . . . . . . . . . . . . . . . 13

                                     ARTICLE VI
                     CONDITIONS PRECEDENT TO THE ASSET PURCHASE

Section 6.1    Conditions to Each Party's Obligation to Effect the Asset
                 Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . 14
Section 6.2    Conditions to Obligation of Artistic to Effect the Asset
                 Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . 15
Section 6.3    Conditions to Obligations of ADI to Effect the Asset Purchase 15

                                    ARTICLE VII
                         TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . 16
Section 7.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . 17
Section 7.3    Certain Payments  . . . . . . . . . . . . . . . . . . . . . . 17
Section 7.4    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                    ARTICLE VIII
                               POST-CLOSING COVENANTS

Section 8.1    Access to Information . . . . . . . . . . . . . . . . . . . . 18

                                     ARTICLE IX
                                 GENERAL PROVISIONS

Section 9.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Section 9.2    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . 20
Section 9.3    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . 20
Section 9.4    Entire Agreement; No Third-Party Beneficiaries  . . . . . . . 20
Section 9.5    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 20
Section 9.6    Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . 20
Section 9.7    Severability  . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 9.8    Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 9.9    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . 21
Section 9.10   Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . 21

Annex 1             Description of Assets and Liabilities
Annex 2             List of Assumed Contracts and Leased Property Lease
                    Agreements
Annex 3             Description of Real Property
Annex 4             List of Assumed Liens
Schedule 1.1        Assumed Balance Sheet Assets
Schedule 1.1A       Joint Assets
Schedule 1.1B       Excluded Assets
Schedule 1.3        Excluded Liabilities
Schedule 1.3A       Joint Balance Sheet Liabilities
Schedule 1.3B       Joint Employee Liabilities
Schedule 2.5        Proposal Letters
Exhibit A           Assumption Agreement
Exhibit B           Transition Services Agreement
Exhibit C           Advertising and Fulfillment Agreement
Exhibit D           Bill of Sale and Assignment
Exhibit E           Warranty Deed
Exhibit F           Trademark Assignment Agreement
Exhibit G           Limited Liability Company Agreement
Exhibit H           Promissory Note

         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of
December 21, 1997, between ARTISTIC GREETINGS INCORPORATED, a Delaware corporation ("Artistic"), and ARTISTIC DIRECT INCORPORATED, a privately-held New York corporation ("ADI").

         Thomas C. Wyckoff has formed ADI (an S election corporation) in order to acquire certain assets and to assume certain liabilities described in Annex 1.

         Concurrently herewith, Artistic and MDC Communications
Corporation, an Ontario corporation ("MDC"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of even date herewith, (the "Merger") of AGI Acquisition Co., a Delaware corporation and a wholly owned subsidiary of MDC, with and into Artistic.

         It is a condition to the Merger that the Asset Purchase
(as defined below) shall have been consummated.

         Prior to consummation of the Merger, subject to the terms and conditions of this Agreement, Artistic shall sell to ADI certain assets, and assign to ADI certain liabilities, of Artistic relating to its Personalized Product and Catalog businesses (the "P&C Businesses"), including, without limitation, all related intangible assets, going-concern value and goodwill, as well as the real property (the "Real Property") and leased property (the "Leased Property") of Artistic (collectively, the "Assets") (such transactions being referred to herein as the "Asset Purchase").

         ADI, on the one hand, and Artistic, on the other, desires to make certain representations, warranties and agreements in connection with the Asset Purchase and to prescribe various conditions to the Asset Purchase. Accordingly, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                     ARTICLE I

                                 THE ASSET PURCHASE

         Section 1.1  THE ASSET PURCHASE.  Upon the terms and
subject to the conditions of this Agreement, at the Closing (as defined in Section 1.4), ADI shall purchase and acquire from

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                                         -2-


Artistic, and Artistic shall convey, assign, transfer and sell to ADI, all of Artistic's right, title and interest in and to the Assets described in Annex 1, including the assets listed on the balance sheet of Artistic as set forth on
Schedule 1.1 (the "Assumed Balance Sheet Assets"), and including the assets relating to both the P&C Businesses and the businesses of Artistic other than the P&C Businesses as set forth on Schedule 1.1A (the "Joint Assets") to the extent the Joint Assets relate to the P&C Businesses, with such additions, deletions and replacements as may have occurred between the date hereof and the Closing Date (as defined in Section 1.4) in the ordinary course of business consistent with Section 4.1 or as the parties may otherwise agree is necessary to make any corrections thereto (it being understood that the Assets shall not include any assets, properties and other rights relating to the check business of Artistic and those assets, properties and other rights set forth in Schedule 1.1B (the "Excluded Assets")). At the Closing, Artistic shall deliver to ADI such specific assignments, bills of sale, endorsements, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to ADI and Artistic and their respective counsel, as shall be reasonably requested by ADI to effectively vest in ADI title to all the Assets. Simultaneously with the delivery of such instruments, Artistic shall transfer to ADI originals of all contracts, agreements, commitments, books, records, files, certificates, licenses, permits, plans and specifications and other data relating to and reasonably necessary for the continued operation of the P&C Businesses.

         Section 1.2 PURCHASE PRICE. In consideration of the transfer to ADI of the Assets, ADI shall on the Closing Date (a) deliver to Artistic $9,000,000 (the "Purchase Price") by wire transfer of immediately available funds, into an account of Artistic designated to ADI at least two Business Days prior to the Closing Date (provided that at the election of the ADI, up to $250,000 of the Purchase Price may be satisfied by delivery to Artistic of a Promissory Note substantially in the form of Exhibit H) and (b) assume the Assumed Liabilities (as defined in Section 1.3). The Purchase Price shall be subject to adjustment pursuant to Section 1.8 and Section 5.5(e). "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City or Toronto.

         Section 1.3  ASSUMPTION OF LIABILITIES.

         (a) ASSUMED LIABILITIES. In addition to payment of the Purchase Price, ADI shall assume at the Closing, and subsequently in due course pay, honor and discharge, (i) all the obligations, debts and liabilities of Artistic arising out of or relating to the P&C Businesses or the Assets, (ii) the employment related liabilities of Business Employees as set forth in Section 5.12, (iii) all environmental liabilities of Artistic, (iv) the obligations, debts and liabilities set forth on Annex 1, (v) contingent and unknown liabilities arising out of or relating primarily to the P&C Businesses, the Real Property or the Leased Property, accruing before, on or after the Closing Date (as defined in Section 1.4), (vi) the liabilities listed on the balance sheet of Artistic to the extent set forth on Annex 1(the "Assumed Balance Sheet Liabilities"), (vii) liabilities which relate to both the P&C Businesses and the businesses of Artistic other than the P&C Businesses (the "Joint Liabilities") to the extent provided in Section 1.9 and as shall be set forth on Schedule 1.3A and (viii) the allocable share of Joint Employee Liabilities set forth in
Schedule 1.3B, determined on the basis of FTE (full time employee) equivalents (collectively, the "Assumed Liabilities"). Artistic shall retain and ADI shall not assume any of Artistic's obligations, debts and liabilities set forth on
Schedule 1.3 and any other obligations, debts and liabilities other than the Assumed Liabilities (the "Excluded Liabilities").

         (b) THIRD-PARTY CONSENTS. Any leases, rental agreements, insurance policies, sales orders, insurance contracts, trust agreements, licenses, agreements, permits, purchase orders, registered user agreements, commitments and any and all other contracts or binding arrangements, whether written or oral, express or implied, which are related to the P&C Businesses and the Assets, including any entered into between the date hereof and the Closing in the ordinary course of business, all of which shall be identified on Annex 2 except for contracts entered into between the date hereof and the Closing (collectively, the "Assumed Contracts"), shall be assumed by ADI at the Closing Date. To the extent that any Assumed Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or of any other Assumed Contract. Artistic agrees to use its reasonable efforts on or prior to the Closing Date to obtain the consent of such other party to the assignment to ADI of any such Assumed Contract in all cases in which such consent is required for such assignment. If such consent cannot be so obtained on or prior to the Closing Date, Artistic agrees to cooperate with ADI in any reasonable arrangement designed to provide for ADI the benefits intended to be assigned to ADI under the relevant Assumed Contract, including enforcement at the cost and for the account of ADI of any and all rights of Artistic against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise (such Assumed Contracts being the "Deferred Contracts"); provided that all losses, taxes or other items generated by the relevant Deferred Contracts shall be for ADI's account; provided further, that, except as otherwise provided in this Agreement or the Schedules, Exhibits and Annexes hereto, Artistic shall not have any liability to ADI arising out of such Deferred Contracts and ADI shall reimburse Artistic and indemnify and hold Artistic harmless from all liabilities incurred or asserted as a result of Artistic's post-Closing direct or indirect ownership of the Deferred Contracts.

         (c) ASSUMPTION AGREEMENT. On the Closing Date (as defined in Section 1.4), ADI shall execute and deliver to Artistic the Assumption Agreement, substantially in the form of Exhibit A.

         Section 1.4 CLOSING. The closing of the Asset Purchase (the "Closing") shall take place in the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the second Business Day following the date on which all the conditions to the consummation of the transactions contemplated herein set forth in Article VI have been satisfied or waived, or such other time, date and place as ADI and Artistic shall agree (such date being the "Closing Date").

         Section 1.5 FURTHER ASSURANCES. From and after the Closing Date, upon the reasonable request of ADI, Artistic shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver to and vest in ADI, and protect its right, title and interest in and employment of, all the Assets intended to be sold, assigned, transferred, conveyed and delivered to ADI pursuant to this Agreement (including, with respect to any Assets that are licensed or leased to Artistic, to cause, upon the request of ADI, the assignment of any such licenses or leases (and any other maintenance, servicing or other agreement specifically relating to any Asset) to ADI, the expenses of any such action to be borne equally by Artistic and ADI, it being understood that until such assignment, ADI will reimburse Artistic for charges and lease payments it makes after the Closing Date (for periods after the Closing Date) in respect of such Assets under any such licenses or leases), and as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

         Section 1.6 FMV SCHEDULE. Within 45 days after the Closing Date, ADI and Artistic will determine the fair market value of the various classes of the Assets, the Assumed Liabilities and the other rights and benefits conferred hereunder and will set forth such fair market value upon an agreed schedule (the "FMV Schedule"). The parties agree that the Purchase Price shall be allocated for tax purposes among the Assets in a manner consistent with the FMV Schedule and the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder. The allocation set forth on the FMV Schedule shall be made in good faith and arrived at by arm's length negotiation, and each of the parties agrees that it will not take, without the prior written consent of the other, any position on any federal or state income or transfer tax return (including Form 8954, Asset Acquisition Statement under Section 1060 of the Code) or before any governmental agency, any position or make any allocation inconsistent with that set forth in the FMV Schedule.

         Section 1.7 INTELLECTUAL PROPERTY LLC. Immediately following the Closing but prior to the Effective Time of the Merger (as defined in the Merger Agreement), ADI and Artistic will enter into a Limited Liability Company Agreement (the "Limited Liability Agreement") substantially in the form of Exhibit G whereby ADI and Artistic shall contribute to a limited liability company formed by the parties prior to the Closing Date, certain intellectual property and other interests referred to on the schedules to the Limited Liability Agreement, and also shall consummate the other transactions contemplated by the Limited Liability Agreement (including the schedules thereto).

         Section 1.8 PURCHASE PRICE ADJUSTMENTS. (a) Following the Closing, the parties will in good faith determine the amount, if any, by which Artistic has made capital expenditures on property, plant and equipment (other than routine maintenance and servicing) in excess of $100,000 per calendar month during the period from the date hereof through the Closing Date (provided that to the extent that in any calendar month less than $100,000 is so expended, such difference may be carried forward to future calendar months), the Purchase Price will be increased by the amount of such excess expenditure (the "Excess"). Upon final agreement of the parties as to the amount of the Excess, ADI shall deliver a promissory note to Artistic in substantially the form of the Promissory Note attached as Exhibit G with an issue price equal to the Excess.

         (b) At Closing, Artistic shall deliver to ADI the sum of (i) the positive difference between (A) the Komer Severance Payment (as defined in Section 5.12 (j)) that would have been due Komer if the transactions contemplated by the Merger Agreement had occurred prior to December 31, 1997, and (B) the Komer Severance Payment payable at the time of the Merger and (ii) $333,333. Such payments shall be made by wire transfer of immediately available funds, at Closing, to an account designated by ADI to Artistic at least two days prior to the Closing, and shall be considered an adjustment to the Purchase Price.

         Section 1.9 ALLOCATION OF CERTAIN JOINT LIABILITIES. During the period from the date hereof through the Closing Date, ADI and Artistic shall endeavor in good faith to allocate between Assumed Liabilities and Excluded Liabilities the Joint Liabilities which otherwise have not been so allocated. If any Joint Liability can not be so allocated by the parties, Artistic will be responsible for 100% of such Joint Liability and ADI will pay to Artistic amounts necessary to satisfy 55% of such Joint Liability (within five days of Artistic's satisfaction of such liabilities).

                                     ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF ADI

         ADI represents and warrants to Artistic as follows:

         Section 2.1 ORGANIZATION AND QUALIFICATION. ADI (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets it now owns, and (ii) is in good standing in each jurisdiction where the character of its business owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a

Material Adverse Effect on ADI or prevent or materially delay the consummation of the transactions contemplated hereby. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to ADI, Artistic or the P&C Businesses, any change or effect that is or, is reasonably likely to be materially adverse to the business, operations, assets, financial condition or results of operations of ADI, Artistic or the P&C Businesses, as the case may be.

         Section 2.2 AUTHORITY. ADI has all requisite power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment, the Assumption Agreement and any other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Asset Purchase and the other transactions contemplated hereby. The execution and delivery by ADI of this Agreement and the consummation by ADI of the Asset Purchase and the other transactions contemplated hereby have each been duly and validly authorized by the Board of Directors of ADI and no other corporate proceedings on the part of ADI are necessary to authorize this Agreement or to consummate the Purchase and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ADI and, assuming the valid authorization, execution and delivery of this Agreement by Artistic, constitutes a legal, valid and binding agreement of ADI, enforceable against ADI in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 2.3 NO VIOLATIONS, ETC. The execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not or will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ADI under, any provision of (i) the Certificate of Incorporation or Bylaws of ADI,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to

ADI, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ADI or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on ADI, materially impair the ability of ADI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Agency") is required by or with respect to ADI in connection with the execution and delivery of this Agreement by ADI or is necessary for the consummation by ADI of the Asset Purchase, except for such consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on ADI, materially impair the ability of ADI to perform its obligations hereunder or prevent the consummation of the transaction contemplated hereby.

         Section 2.4 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ADI.

         Section 2.5. FINANCING. ADI has in hand binding proposal, commitment or similar letters, which are currently in effect and true and correct copies of which are attached hereto as Schedule 2.5, with a reputable financial institution or institutions or Governmental Agencies to obtain, together with commitments of equity and/or subordinated indebtedness (of no less than $1.25 million in the aggregate, excluding the $250,000 Promissory Note referred to in
Section 1.2 (the "Proposal Letters"), all funds necessary to enable ADI to finance the Purchase Price and consummate this Agreement (the "Financing").

         Section 2.6. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article II, neither ADI nor any other person makes any other express or implied representation or warranty on behalf of ADI.

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ARTISTIC

         Artistic represents and warrants to ADI as follows:

         Section 3.1 ORGANIZATION AND QUALIFICATION. Artistic (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets it now owns, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its business owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the P&C Businesses, or prevent or materially delay the consummation of the transactions contemplated hereby.

         Section 3.2 AUTHORITY. Artistic has all requisite power and authority to execute and deliver this Agreement, the Bill of Sale and Assignment, the Assumption Agreement and any other agreement contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Asset Purchase and the other transactions contemplated hereby. The execution and delivery by Artistic of this Agreement and the consummation by Artistic of the Asset Purchase and the other transactions contemplated hereby have each been duly and validly authorized by the Board of Directors of Artistic (the "Board") and no other corporate proceedings on the part of Artistic are necessary to authorize this Agreement or to consummate the Asset Purchase and the other transactions contemplated hereby (other than, with respect to the Merger and the Asset Purchase, the receipt of the "Requisite Vote" (as defined in the Merger Agreement)). This Agreement has been duly and validly executed and delivered by Artistic and, assuming the valid authorization, execution and delivery of this Agreement by ADI, constitutes a legal, valid and binding agreement of Artistic, enforceable against Artistic in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity

(regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 3.3 NO VIOLATIONS, ETC. Subject to receipt of the Requisite Vote, the execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not or will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Artistic under, any provision of (i) the Certificate of Incorporation or Bylaws of Artistic, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Artistic, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Artistic or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, materially impair the ability of Artistic to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except for the filings referred to in Section 3.03 and Schedule 3.03 to the Merger Agreement, which are incorporated by reference herein, no filing or registration with, or authorization, consent or approval of, any Governmental Agency is required by or with respect to Artistic in connection with the execution and delivery of this Agreement or the Merger Agreement by Artistic or is necessary for the consummation by Artistic of the Merger, the Asset Purchase and the other transactions contemplated hereby and thereby, except for such consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Artistic, materially impair the ability of Artistic to perform its obligations hereunder or thereunder or prevent the consummation of the transactions contemplated hereby or thereby.

         Section 3.4 BOARD RECOMMENDATION. The Board has approved and adopted this Agreement, the Asset Purchase, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, determined that the consideration to be received by the holders of shares of common stock of

Artistic pursuant to the Merger is fair to the holders of such shares and recommended that the holders of such shares approve and adopt the Merger Agreement, the Merger, the Asset Purchase and the other transactions contemplated by this Agreement and the Merger Agreement.

         Section 3.5 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Artistic.

         Section 3.6 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Artistic nor any other person makes any other express or implied representation or warranty on behalf of Artistic.

                                     ARTICLE IV

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.1  CONDUCT OF BUSINESS.   Prior to the Closing Date,
Artistic shall operate its business (including the P&C Businesses) in the ordinary course of business and in all respects in accordance with Section 4.01 of the Merger Agreement.

         Section 4.2 OTHER POTENTIAL BIDDERS. Artistic, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to a transaction or series of transactions involving the Assets and the Assumed Liabilities to be transferred or assumed hereunder. Artistic, its affiliates and their respective officers, directors, employees, representatives and agents, may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor made after the date hereof, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any transaction involving the Assets and the Assumed Liabilities, if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and the Board by a majority vote determines that such transaction would be on sub-stantially the same basis as this Agreement and would result in increased aggregate cash consideration being available to the stockholders of Artistic. The Board shall notify ADI immediately if any such proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and shall keep ADI promptly advised of all material developments in connection therewith. Except as set forth above, neither Artistic or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than ADI, any affiliate or associate of ADI or any designee of ADI) concerning any transaction involving the Assets or the Assumed Liabilities. Nothing in this Section 4.2 shall prohibit Artistic from complying with its obligations under the Merger Agreement.

         Section 4.3 NO SOLICITATION. Artistic agrees that it will not, from and after the Closing through and including the fifth anniversary of the Closing Date, without the prior written consent of ADI, directly or indirectly, solicit the employment of any person who is at that time an employee, representative or officer of the P&C Businesses and who was prior to the Closing an employee of Artistic in connection with any of the P&C Businesses and whose compensation and benefits were in excess of $50,000 per year; provided that in no event will this provision limit Artistic in its normal advertising, posting or other general employment opportunity communication activities.

                                     ARTICLE V

                               ADDITIONAL AGREEMENTS

         Section 5.1 FEES AND EXPENSES. Whether or not the Closing occurs, all costs and expenses (other than fees and expenses of financing sources) incurred by Artistic in connection with this Agreement and the transactions contemplated herein, shall be paid by Artistic, and all such costs and expenses (other than fees and expenses of financing sources) of ADI shall be paid by Artistic at or prior to Closing. Prior to the Closing or upon termination of this Agreement, Artistic shall recharacterize the promissory notes, dated October 15, 1997 and November 7, 1997, of ADI as an expense of Artistic.

         Section 5.2 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Asset Purchase and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto, including, without limitation, all required consents, authorizations, orders, exemptions and approvals of any third parties, including, without limitation, Governmental Agencies.

         Section 5.3  INTENTIONALLY OMITTED.

         Section 5.4 FINANCING. (a) ADI shall deliver to Artistic on or before the date (which shall be no later than five Business Days after it has been cleared by the Securities and Exchange Commission (it being understood that Artistic will notify ADI of such clearance promptly)) (the "Mailing Date") on which the Proxy Statement (as defined in the Merger Agreement) is scheduled to be mailed to the stockholders of Artistic true and correct copies of each Proposal Letter which shall be in full force and effect at such time.

         (b) In the event that all or any portion of the Financing provided for in the Proposal Letters has become unavailable at or prior to the Mailing Date, regardless of fault, ADI shall deliver to Artistic within 10 Business Days of the Mailing Date, proposal, commitment or similar letters from others providing for the financing necessary for the consummation of the transactions contemplated hereby, on and subject to terms and conditions no less favorable to ADI in the aggregate than provided for in the Proposal Letters.

         (c) During the period from the Mailing Date through the Closing Date, in the event that all or any portion of the Financing provided for in the Proposal Letters becomes unavailable, regardless of fault, ADI shall deliver to Artistic within 30 days of the date that such financing became unavailable, proposal, commitment or similar letters from others providing for the financing necessary for the consummation of the transactions contemplated hereby, on and subject to terms and conditions no less favorable to ADI in the aggregate than provided for in the Proposal Letters. ADI shall keep Artistic promptly informed of all material developments with respect to the Financing.

         (d) ADI intends that the terms and conditions of the Financing shall be no less favorable taken as a whole than those previously set forth in the Proposal Letters or any replacement letters. ADI shall use its best efforts to satisfy at or before the Closing all conditions to the transactions constituting the Financing and to its drawing down the cash proceeds thereunder.

         Section 5.5  INDEMNIFICATION.

         (a) ARTISTIC INDEMNITY. On and after the Closing Date, Artistic shall indemnify and hold ADI and its affiliates harmless against and in respect of all actions, claims, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees of ADI) (collectively, "Damages") relating to (i) the Excluded Liabilities, (ii) the ownership or operation of the Excluded Assets by Artistic or any other person following the Closing Date, (iii) the Merger (whether arising from a claim made by a stockholder of Artistic or otherwise)
(iv) the representation by Artistic regarding broker fees set forth in Section
3.5 or (v) the obligations of Artistic regarding AGI employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in Section 5.12. The indemnification provided for in this Section 5.5(a) shall terminate and be of no further force and effect two years from the Closing Date. Artistic shall not be liable pursuant to this Section 5.5(a) for any amounts which in the aggregate exceed $9,000,000.

         (b) ADI INDEMNITY. On and after the Closing Date, ADI shall indemnify and hold Artistic and its affiliates harmless against and in respect of all Damages relating to (i) the Assumed Liabilities, (ii) the ownership or operation of the P&C Businesses or the Assets by ADI or any other person following the Closing Date, (iii) the representation by ADI regarding broker's fees set forth in Section 2.4, (iv) the Deferred Contracts to the extent provided in Section 1.3, or (v) the obligations of ADI regarding AGI employees, including, without limitation, employee benefit plans and employment liabilities, as set forth in
Section 5.12. ADI shall not be liable pursuant to this Section 5.5(b) for any amounts, which in the aggregate exceed $9,000,000.

         (c) INDEMNIFICATION PROCEDURES. With respect to third-party claims, all claims for indemnification by each of ADI or Artistic or their affiliates, as the case may be (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 5.5. In the event that any writ-ten claim or demand for which ADI or Artistic, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided that failure of such Indemnified Party to give prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have 20 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All reasonable costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, through counsel of its own choosing, subject to the reasonable approval of such Indemnified Party, and shall have the sole power to direct and control such defense. If the Indemnifying Party shall assume the defense of a claim or demand, it shall not settle or compromise such claim without the prior written consent of the Indemnified Party, unless such settlement or compromise includes as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to such claim or demand. If the Indemnifying Party shall assume the defense of a claim or demand, the fees of any separate counsel retained by the Indemnified Party shall be borne by such Indemnified Party unless there exists a conflict between them as to their respective legal defenses (other than one that is of a monetary nature), in which case the Indemnified Party shall be entitled to retain separate counsel, the reasonable fees and expenses of which shall be reimbursed by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 20 days after the receipt of the Claim Notice that it elects to undertake the defense thereof and acknowledges its obligation to indemnify the Indemnified Party hereunder, the Indemnified

Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

         (d) NET AMOUNTS. The amount of any indemnification payments made pursuant to this Section 5.5 shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such payments. If the amount with respect to which any claim is made under this Section 5.5 (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 5.5(d), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this
Section 5.5(d), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 5.5(d). The amount of the refunded reduction or payment shall be deemed a payment under this Section 5.5 and thus shall be paid subject to any applicable reductions under this Section 5.5(d).

         (e) ADJUSTMENT TO PURCHASE PRICE. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

         (f) MITIGATION. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Section 5.5 to use all commercially reasonable efforts to mitigate damages upon and after becoming aware of any event which could reasonably be expected to give rise to such damages.

         (g)  NOTICE.  Whenever any claim for indemnification shall arise under
Section 5.5 other than a Third Party Claim (a "Claim"), the party seeking indemnification (the "Indemnitee") shall notify in writing the party from which indemnification is sought (the "Indemnitor") of the Claim within 60 days after the Indemnitee becomes aware of the Claim's existence, with such notice to contain the factual basis for the Claim and the amount or an estimate (if known or reasonably determinable) of the liability that may arise therefrom, provided that the failure to provide such notice shall not affect the Indemnitor's right to indemnification hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.

         (h) LIMITATION OF DAMAGES. Neither party hereto nor any affiliate of either of them shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby.

         (i) SURVIVAL. The indemnities provided in this Section 5.5 shall survive the Closing.

         Section 5.6 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Asset Purchase or any of the other transactions contemplated hereby, ADI and Artistic will consult with, and obtain the consent of, each other (which consent shall not be unreasonably withheld) as to the form and substance of such release or statement and shall not issue any such release or make any such statement prior to obtaining such consent, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or any securities exchange or national quotation system.

         Section 5.7 SALES AND TRANSFER TAXES. Each of ADI and Artistic shall pay one-half of any and all domestic and foreign sales, use, excise, documentary, stamp duties, motor vehicle registration, value added and/or transfer or similar taxes and filing or recording expenses or fees due with respect to the Asset Purchase or otherwise required to be paid in connection with the transfer of the Assets; provided that each party shall be responsible for any interest charge, penalty or addition to tax applicable to it under applicable law with respect thereto.

         Section 5.8 ACCESS TO INFORMATION. (a) Artistic shall afford to ADI, and to ADI's accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours and permit them to make such inspections during normal business hours as they may reasonably require during the period from the date of this Agreement through the Closing Date to all books, contracts, commitments and records relating to the P&C Businesses and the Real Property and, during such period, Artistic shall furnish to ADI (i) access to each report, schedule, registration statement and other document filed by Artistic during such period pursuant to the requirements of federal or state laws relating to the P&C Businesses and the Real Property and (ii) all other information concerning the P&C Businesses and the Real Property as ADI may reasonably request. Except as required by law, ADI will hold, and will cause its affiliates, associates and representatives to hold, any non-public information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Artistic. In the event of termination of this Agreement for any reason, ADI shall promptly return or destroy all non-public documents so obtained from Artistic and any copies made of such documents for ADI. ADI shall not, and shall cause its affiliates, associates and representatives not to, use any non-public information regarding Artistic in any way detrimental to Artistic.

         (b) No investigation pursuant to this Section 5.8 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         Section 5.9 RISK OF LOSS. All risk of loss to the Assets, including, without limitation, the Real Property and Leased Assets, shall remain in Artistic until the transfer of the Assets on the Closing Date. In the event of any casualty or loss to the Assets prior to the Closing and ADI elects to consummate this transaction, ADI may, at ADI's option, require Artistic at Closing to assign by specific assignment to ADI all of its claims under and the proceeds of any and all insurance policies (including proceeds received by Artistic prior to Closing) as well as claims against any third parties relating to such casualty or loss on the property subject thereto.

         Section 5.10 BULK TRANSFER LAWS. Artistic shall comply with the provisions of any so-called "bulk transfer" or similar laws of any applicable jurisdiction concerning the Asset Purchase, and ADI shall reasonably cooperate with Artistic in connection therewith.

         Section 5.11 TRANSITION SERVICES AGREEMENT, ETC. On the date hereof, Artistic and ADI shall enter into each of a Transition Services Agreement (the "Transition Services Agreement") and Advertising and Fulfillment Agreement (the "Advertising and Fulfillment Agreement"), substantially in the form of Exhibit B and C, respectively.

         Section 5.12  EMPLOYEE RELATIONS AND BENEFITS.

         (a) BUSINESS EMPLOYEES. For purposes of this Agreement, "Business Employees" shall mean all employees of Artistic (other than Komer and Joseph Calabro) as of the Closing Date.

         (b) CONTINUITY OF EMPLOYMENT. The parties hereto intend that there shall be continuity of employment with respect to the Business Employees. ADI shall offer employment, commencing on the Closing Date, to each Business Employee (including those on vacation, layoff, leave, short-term or long-term disability or other permitted absence of employment) with comparable compensation (including salary, fringe benefits, job responsibility and location) as that provided to such employees by Artistic prior to Closing. Nothing in this Agreement, including this Section 5.12 (b) confers upon any person any right to continued employment by Artistic or ADI as of and after the Closing Date.

         (c) EMPLOYMENT LIABILITIES. On and after the Closing Date, ADI shall be responsible and liable for all liabilities and obligations (including under any benefit plans) in connection with the employment before, on or after Closing (or termination of employment) of the Business Employees hired by ADI including the assumption of any employment agreements with respect to such Business Employees.

         (d) SERVICE CREDIT. With respect to the Business Employees hired by ADI, ADI shall give credit for all service with Artistic for all purposes under the 401(k) plans assumed by ADI, but only to the same extent credit had been given under the 401(k) plans assumed by ADI prior to the Closing Date.

         (e) WELFARE PLANS. With respect to any ADI plan that is a "welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or would be a "welfare benefit plan", if such plan were subject to ERISA, for the benefit of Business Employees on and after the Closing Date, ADI shall (i) not exclude any Business Employee previously covered by a similar welfare benefit plan maintained by Artistic from inclusion in any such plan on the basis of any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, its employees with respect to the welfare benefit plans as maintained by Artistic immediately prior to Closing.

         (f) 401(K) PLANS. With respect to any 401(k) benefit plan maintained by Artistic for the benefit of the Business Employees or of former employees of Artistic (collectively, the "401(k) Plans"), ADI shall assume all the rights, obligations, duties and sponsorship of Artistic under the 401(k) Plans.
Artistic and ADI shall cooperate to amend all agreements and documents necessary to permit ADI to assume all such rights, obligations, duties and sponsorship.

         (g) ACCRUED VACATION. With respect to any accrued but unused vacation time to which any Business Employees hired by ADI are entitled, Artistic shall remain responsible for payments to such Business Employees relating to such accrued vacation time up through Closing, and ADI shall assume responsibility for payments for any such accrued vacation time of such Business Employees thereafter.

         (h) BONUSES. With respect to any compensation bonuses to which any Business Employees hired by ADI are entitled, Artistic shall remain responsible for such bonuses arising out of employment up through January 1, 1998, and ADI shall assume responsibility for bonus payments arising out of employment of such Business Employees thereafter.

         (i) POST-RETIREMENT BENEFITS. To the extent that Business Employees hired by ADI receive (or are eligible to receive) any Post-Retirement Benefits from Artistic immediately prior to the Closing Date, such employees shall receive (or be eligible to receive) the same Post-Retirement Benefits from ADI following Closing to the same extent that Artistic would have been obligated therefor, and on and after the Closing Date, no such Business Employee shall be eligible to receive "Post-Retirement Benefits" from Artistic (including, but not limited to, retiree medical benefits).

         (j) SEVERANCE OF KOMER AND LIFE INSURANCE POLICY. ADI shall assume the obligation to pay the severance and other payments and reimbursement obligations to which Komer is entitled under the Executive Employment Agreement between Artistic and Komer dated August 3, 1993, (the "Komer Severance Payment"). With respect to the life insurance policies referred to on Annex 2-G insuring Artistic in the event of the death of Komer (the "Komer Policies"), ADI shall acquire the right to receive payment under the Komer Policies in the amount of their aggregate cash surrender value thereof (the "Artistic Cash Surrender Value Payment"). In addition, Artistic shall make the payments to ADI at Closing as set forth in Section 1.8(b).

         (k) WARN ACT. To the extent applicable to such party, each party shall provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting their respective employees and occurring on or after Closing or arising as a result of the transactions contemplated hereby.

                                     ARTICLE VI

                     CONDITIONS PRECEDENT TO THE ASSET PURCHASE

         Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ASSET PURCHASE. The respective obligations of each party to effect the Asset Purchase are subject to the fulfillment or written waiver at or prior to the Closing Date of the condition that no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Asset Purchase or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.


         Section 6.2 CONDITIONS TO OBLIGATION OF ARTISTIC TO EFFECT THE ASSET PURCHASE. The obligation of Artistic to effect the Asset Purchase is subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Artistic may waive in writing any of such conditions in its sole discretion:

         (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. ADI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing, and each of the representations and warranties of ADI contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date.

         (b) OFFICERS' CERTIFICATE. ADI shall have furnished to Artistic a certificate, dated the Closing, signed by the appropriate officers of ADI, certifying to the effect that to their best knowledge, the conditions set forth in Section 6.2 (a) have been satisfied.

         (c) DELIVERY OF PURCHASE PRICE. ADI shall have made delivery of the Purchase Price as provided in Section 1.2 of this Agreement.

         (d) ASSUMPTION AGREEMENT. ADI shall have executed and delivered the Assumption Agreement, in the form attached as Exhibit A, covering the Assumed Liabilities.

         (e) MERGER AGREEMENT. All conditions precedent to the consummation of the Merger (or any merger pursuant to any successor merger agreement) shall have been satisfied or waived and the parties thereto are ready, willing and able to consummate such transaction immediately after the consummation of the transactions contemplated hereby.

         Section 6.3 CONDITIONS TO OBLIGATIONS OF ADI TO EFFECT THE ASSET PURCHASE. The obligation of ADI to effect the Asset Purchase is subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that ADI may waive in writing any such conditions in its sole discretion:

         (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Artistic shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the representations and warranties of Artistic contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

         (b) OFFICERS' CERTIFICATE. Artistic shall have furnished to ADI a certificate, dated the Closing, signed by the appropriate officers of Artistic, certifying to the best of their knowledge, the conditions set forth in Section 6.3 (a) have been satisfied.

         (c) ABSENCE OF CHANGES. There shall not have occurred any Material Adverse Change with respect to the P&C Businesses between the date hereof and the Closing Date.

         (d) BILL OF SALE AND ASSIGNMENT. Artistic shall have executed and delivered the Bill of Sale and Assignment, in the form attached hereto as Exhibit D, covering the Assets set forth on Annex 1 and the Assumed Contracts and Leased Property Lease Agreements set forth on Annex 2.

         (e) WARRANTY DEED. Artistic shall have executed and delivered the Warranty Deed covering the Real Property in the form attached hereto as Exhibit E (or such other form as may be required in the State of New York for a general warranty deed) relating to the Real Property.

         (f) LIMITED LIABILITY COMPANY AGREEMENT. Artistic shall have executed and delivered the Limited Liability Company Agreement, in the form attached as Exhibit G, conveying the trademarks and other intellectual property rights to be conveyed as described in the schedules thereto.

         (g) TITLE INSURANCE. ADI shall have obtained title commitments for title insurance on the Real Property.

         (h) TITLES. Artistic shall have endorsed and delivered the title certificates to the Assets described in Annex 1.

         (i) TRADEMARK ASSIGNMENT AGREEMENT. Artistic shall have executed and delivered the Trademark Assignment Agreement, in the form attached as Exhibit F, conveying the trademarks to be conveyed as described on Annex 1.

                                    ARTICLE VII

                         TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a)  by the mutual written consent of Artistic and ADI;

         (b) by Artistic or ADI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, injunction, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, injunction, decree, ruling or other action is or shall have become nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party which has not used its reasonable best efforts to cause any such order, injunction, decree, ruling or other action to be lifted;

         (c) by either Artistic or ADI if the stockholders of Artistic fail to adopt and approve this Agreement and the Merger Agreement and the transactions contemplated by this Agreement and the Merger Agreement at the special meeting contemplated by the Merger Agreement by the Requisite Vote;

         (d) by Artistic if a corporation, partnership, person or other entity or group shall have made a bona fide offer not solicited in violation of
    Section 4.2 that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties is more favorable to Artistic's stockholders than the transactions contemplated hereby; provided, however, that such termination under this clause shall not be effective until Artistic has made payment to ADI of the full fee and expense reimbursement required by Section 7.3;

         (e) by ADI, if (i) there shall have been a breach of any representation or warranty on the part of Artistic that is or will have a Material Adverse Effect on the P&C Businesses or which materially adversely affects the ability of Artistic to consummate the transactions contemplated hereby or (ii) there shall have been a breach of any covenant or agreement on the part of Artistic which is or will result in a Material Adverse Effect on Artistic or the P&C Businesses or materially adversely affects the ability of Artistic to consummate the transactions contemplated hereby, which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two Business Days prior to the Closing Date or (iii) the Board shall have withdrawn or modified in a manner adverse to ADI its approval or recommendation of this Agreement, or shall have adopted any resolution to effect the foregoing;

         (f) by Artistic if (i) there shall have been a breach of any representation or warranty on the part of ADI which materially adversely affects (or materially delays) the consummation of the transaction contemplated hereby or (ii) there shall have been a material breach of any covenant or agreement on the part of ADI and which materially adversely affects (or materially delays) the consummation of the transaction contemplated hereby which shall not have been cured prior to the earliest of (A) 10 days following notice of such breach and (B) two Business Days prior to the Closing Date; or

         (g) by Artistic or ADI if the Merger Agreement shall have been terminated unless Artistic shall have entered into another merger agreement substantially in the form of the Merger Agreement and approved by the Board of Directors of Artistic.

         Section 7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no further force and effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.1, 7.2, 7.3 and 9.10, and the third sentence of Section 5.8 (a), all of which shall survive such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any material and willful breach of this Agreement.

         Section 7.3  CERTAIN PAYMENTS.  If:

         (i) ADI terminates this Agreement pursuant to Section 7.1(e)(iii) hereof and, within 12 months thereafter Artistic enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom Artistic (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom Artistic (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x),
    (y) and (z) after the date hereof and prior to such termination; or

         (ii) ADI terminates this Agreement pursuant to Section 7.1(e)(iii), and within 18 months thereafter a Third Party Acquisition shall occur involving a consideration in excess of the Purchase Price; or

         (iii)  Artistic terminates this Agreement pursuant to 7.1(d) hereof,

Artistic shall pay to ADI either prior to termination in the case of the event described in clause (iii) above or within one Business Day following the execution and delivery of such agreement or such occurrence or termination, as the case may be, in the case of an event described in Section 7.3(i) or (ii), $360,000 plus the unreimbursed, reasonable documented out-of-pocket third party expenses of ADI incurred in connection with the transactions contemplated by this Agreement as liquidated damages immediately upon such termination (the "Termination Fee"), in cash; provided, however, that Artistic in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences.

         "Third Party Acquisition" means the acquisition by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or entity other than ADI of all or a material portion of the Assets or the P&C Businesses.

         Section 7.4 WAIVER. At any time prior the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE VIII

                               POST CLOSING COVENANTS

         Section 8.1  ACCESS TO INFORMATION.

         (a) Artistic agrees that it will (i) maintain the pre-closing financial records of the P&C Businesses in the offices of Artistic in Baltimore, Maryland following the Closing Date and (ii) permit ADI and its respective financial and tax advisors access to such records during normal business hours on two-days' prior written notice to Artistic, as set forth in Section 9.1 hereof.

         (b) If at any time it is necessary that a party be furnished with additional information, documents or records relating to the Assets or the P&C Businesses in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or any securities exchanges or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of another party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

         (c) Each party to this Agreement hereby agrees that it shall cooperate with the other by executing and/or filing or causing to be executed and/or filed any required documents (including any real property transfer tax returns required to be filed with respect to the transactions contemplated by this Agreement and any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state or local law) and by making available to the other, without limitation, all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete tax returns, forms and reports, respond to audits, obtain refunds, make any determination required under this Agreement, verify issues and negotiate settlements with tax authorities or defend or prosecute tax claims. In the case of income taxes relating to the P&C Businesses, Artistic shall be exclusively responsible for handling the compliance and audits for income taxes for periods prior to and including the Closing Date and ADI shall be exclusively responsible for handling the compli-ance and audits for income taxes for periods after the Closing Date.

                                     ARTICLE IX

                                 GENERAL PROVISIONS

         Section 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  If to ADI, to:
                         Artistic Direct Incorporated
                         One Komer Center
                         PO Box 1999
                         Elmira, NY  14902
                         Attention:  Thomas C. Wyckoff
                         Title:  Chief Executive Officer and President
                         Facsimile:  (607) 733-5782
                         Telephone:  (607) 735-4555

                         with copies to:

                         Roberts, Sheridan & Kotel
                         Tower 49
                         12 East 49th Street
                         New York, NY  10017
                         Attention:  Rory M. Deutsch, Esq., and
                                       Ira L. Kotel, Esq.
                         Facsimile  (212) 299-8686
                         Telephone:  (212) 299-8600

(b)  If to Artistic:

                         Artistic Greetings Incorporated
                         One Komer Center
                         P.O. Box 1999
                         Elmira, NY 14902
                         Attention:  Joseph A. Calabro
                         Title:  President
                         Facsimile:  (607) 733-5699
                         Telephone:  (607) 735-4508
              with copies to:

              Cahill Gordon & Reindel
              80 Pine Street
              New York, NY  10005-1702
              Attention:  William B. Gannett, Esq.
              Facsimile:  (212) 269-5420
              Telephone:  (212) 701-3000

              and

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, NY  10017
              Attention:  Marni I. Lerner, Esq., and Edward J. Chung, Esq.
              Facsimile:  (212) 455-2502
              Telephone:  (212) 455-2000.

         Section 9.2 INTERPRETATION. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 9.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, and the Transition Services Agreement, the Joint Marketing Services Agreement, the Escrow Agreement, the Trademark Assignment Agreement and the other agreements, documents and instruments referred to herein, (i) constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person

(including, without limitation, any employees of Artistic) other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 6.2 (b) and 6.3 (b).

         Section 9.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the parties without the prior written consent of the other party in its sole and absolute discretion, and any such purported assignment without the express prior written consent of the other party shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect he original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         Section 9.8 ENFORCEMENT. The parties agree that if all the conditions set forth in Article VI are satisfied on or prior to the Closing Date, and this Agreement shall not have otherwise been terminated, and Artistic shall breach its obligation to consummate the transactions contemplated hereby, including, without limitation, the provisions of Article I, that irreparable damages would occur to ADI, that money damages would not be an adequate remedy at law, and, accordingly, that ADI shall be entitled to specifically enforce the terms and provisions of this Agreement in any court of competent jurisdiction in the United States or any state thereof or any place that the Assets are located, in addition to any other right or remedy to which it is entitled at law or in equity. Artistic shall not assert, and hereby knowingly waives any defense in any such action that money damages would be an adequate remedy at law.

         Section 9.9  DEFINED TERMS.  For purposes of this Agreement, the term:

         (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; and

         (b) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

         Section 9.10 CONSENT TO JURISDICTION. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of New York and/or the Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in New York County, New York and/or the U.S. District Court for the Southern District of New York.

         IN WITNESS WHEREOF, ADI and Artistic have executed this Agreement as of the date first written above.

                                             ARTISTIC DIRECT INCORPORATED

                                             By:  /s/ Thomas C. Wyckoff
                                                  ----------------------------
                                                  Name:  Thomas C. Wyckoff
                                                  Title: Chief Executive
                                                         Officer and President


                                             ARTISTIC GREETINGS INCORPORATED

                                             By:  /s/ Joseph A. Calabro
                                                  ----------------------------
                                                  Name:  Joseph A. Calabro
                                                  Title: President